UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On August 1, 2013, Enterprise Products Partners L.P. ("Enterprise") (NYSE:EPD) issued a press release announcing its financial and operating results for the three and six months ended June 30, 2013, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.  The webcast conference call will be archived and available for replay on Enterprise's website at www.enterpriseproducts.com for 90 days.

Item 8.01 Other Events.
Condensed Consolidated Financial Highlights – Second Quarter 2013 Results (Unaudited)
On August 1, 2013, Enterprise announced its consolidated financial results for the three and six months ended June 30, 2013.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$11,149.3	$9,789.8	$22,532.4	$21,042.3
Costs and expenses	10,412.7	9,052.0	20,882.6	19,565.5
Equity in income of unconsolidated affiliates	37.6	11.3	82.1	21.2
Operating income	774.2	749.1	1,731.9	1,498.0
Interest expense	200.2	186.6	396.1	373.1
Benefit from (provision for) income taxes	(20.4)	(8.5)	(26.8)	25.9
Net income	553.3	567.2	1,308.6	1,222.7
Net income attributable to noncontrolling interests	0.8	0.9	2.6	5.1
Net income attributable to limited partners	552.5	566.3	1,306.0	1,217.6
Earnings per unit, fully diluted	0.60	0.64	1.43	1.37

Non-GAAP Gross Operating Margin by Segment:
NGL Pipelines & Services	$544.9	$565.8	$1,137.4	$1,220.7
Onshore Natural Gas Pipelines & Services	197.7	175.8	388.5	382.0
Onshore Crude Oil Pipelines & Services	197.2	95.8	433.6	135.1
Offshore Pipelines & Services	39.7	38.3	80.2	90.4
Petrochemical & Refined Products Services	162.7	157.3	333.6	255.1
Other	--	--	--	2.4
Total gross operating margin	$1,142.2	$1,033.0	$2,373.3	$2,085.7

	June 30,	December 31,
	2013	2012
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$45.3	$16.1
Total assets	37,799.7	35,934.4
Total debt principal outstanding, including current maturities	16,967.7	16,179.3
Partners' equity	14,155.9	13,187.7
Noncontrolling interests	196.9	108.3

For the second quarter of 2013, distributions received from unconsolidated affiliates were $68 million and depreciation, amortization and accretion expenses totaled $308 million.  In addition, during the second quarter of 2013, our total capital spending was approximately $1.1 billion, of which $75 million was attributable to sustaining capital projects.  We received $69 million from the sale of assets during the second quarter of 2013.

The foregoing information has not been reviewed by our independent auditors and is subject to revision as we prepare our unaudited condensed consolidated financial statements as of and for the quarterly period ended June 30, 2013.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2013, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the quarterly period ended June 30, 2013 are finalized.

Highlights of Second Quarter of 2013 Results.  Net income attributable to limited partners for the second quarter of 2013 was $553 million compared to $566 million for the second quarter of 2012.  Earnings per unit for the second quarter of 2013 were $0.60 per unit on a fully diluted basis compared to $0.64 per unit on a fully diluted basis for the second quarter of 2012.  Net income for the second quarter of 2013 was reduced by $27 million, or $0.03 per unit on a fully diluted basis, for non-cash charges related to asset impairments; $13 million, or $0.01 per unit on a fully diluted basis, to record the deferred tax expense and liability with respect to recent changes to the Texas margin tax; and non-cash losses of $6 million, or a loss of $0.01 per unit on a fully diluted basis, related to the sales of assets.  The second quarter of 2012 included non-cash gains of $45 million, or $0.05 per unit on a fully diluted basis, related to sales of assets and insurance recoveries.

Revenues for the second quarter of 2013 increased 14 percent to $11.1 billion from $9.8 billion in the same quarter of 2012 primarily attributable to higher sales volumes.  Changes in our revenues and operating costs and expenses quarter-to-quarter are explained in part by changes in energy commodity prices.  In general, higher energy commodity prices result in an increase in our revenues attributable to the sale of NGLs, natural gas, crude oil, petrochemicals and refined products; however, these higher commodity prices also increase the associated cost of sales as purchase costs rise.

Gross operating margin for the second quarter of 2013 was $1.1 billion compared to $1.0 billion for the second quarter of last year.  The following information highlights significant changes in our comparative segment results (i.e., gross operating margin amounts) and the primary drivers of such changes.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $545 million for the second quarter of 2013 compared to $566 million for the second quarter of 2012.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $264 million for the second quarter of 2013 compared to $339 million for the second quarter of 2012.  This decrease was largely due to lower system-wide natural gas processing margins as a result of higher natural gas prices and lower NGL prices in the second quarter of 2013 compared to the second quarter of last year.  Our three processing plants in the Rocky Mountains (Meeker, Pioneer and Chaco) reported a $91 million decrease in gross operating margin compared to the second quarter of 2012. The effects of lower processing margins were partially offset by an aggregate $23 million increase in gross operating margin from the partnership's NGL marketing business and processing plants in South Texas on increases in fee-based processing volumes and equity NGL production (the NGLs that Enterprise earns title to as a result of providing processing services).

Enterprise's natural gas processing plants reported a 0.3 billion cubic feet per day ("Bcfd") increase in fee-based processing volumes to 4.6 Bcfd in the second quarter of 2013 compared to the second quarter of 2012.  Equity NGL production was 118 thousand barrels per day ("MBPD") for the second quarter of 2013 compared to 96 MBPD for the second quarter of 2012.  Fee-based natural gas processing volumes and equity NGL production from the partnership's processing plants in South Texas increased by 0.6 Bcfd and 32 MBPD, respectively, to 2.2 Bcfd and 40 MBPD, respectively, compared to the second quarter of 2012.  These increases in South Texas volumes were primarily due to production growth from the Eagle Ford shale and the start-up of three natural gas processing plants at our Yoakum facility.  The first and second plants began commercial operations in May 2012 and August 2012, respectively, while the third plant began operations in March 2013.  The increase in fee-based processing volumes and equity NGL production from the South Texas plants more than offset a 0.2 Bcfd and 9 MBPD decrease in fee-based processing volumes and equity NGL production, respectively, from Enterprise's natural gas processing plants in the Rocky Mountains due to lower production and reduced recoveries of ethane.

Gross operating margin from the partnership's NGL pipelines and storage business increased $30 million, or 19 percent, to $188 million for the second quarter of 2013 from $158 million for the second quarter of 2012.

NGL pipeline volumes increased by 304 MBPD, or 12 percent, in the second quarter of 2013 to a record 2.7 million barrels per day ("BPD") compared to the second quarter of 2012.  The partnership's South Texas NGL pipeline system reported a $21 million increase in gross operating margin on a 125 MBPD increase in volume due to Eagle Ford shale production growth.  Enterprise's LPG export terminal on the Houston Ship Channel and its related pipeline reported a combined $12 million increase in gross operating margin on a 202 MBPD increase in aggregate volume.  The expansion of the LPG export terminal was completed in March 2013.

Enterprise's NGL fractionation business reported a $24 million, or 35 percent, increase in gross operating margin to $93 million for the second quarter of 2013 from $69 million reported for the same quarter of 2012.  Our Mont Belvieu fractionators reported a $19 million increase in gross operating margin reflecting higher volumes and revenues associated with our sixth NGL fractionator that began service in October 2012.  Fractionation volumes for the second quarter of 2013 increased to 678 MBPD from 654 MBPD in the second quarter of 2012.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $198 million for the second quarter of 2013 compared to $176 million for the second quarter of 2012.  For the second quarter of 2013, the Texas Intrastate pipeline system reported a $22 million increase in gross operating margin on higher revenues and a 311 billion British thermal units per day ("BBtud") increase in volumes as a result of increases in Eagle Ford shale production compared to the second quarter of 2012.  Aggregate gross operating margin from the San Juan, Carlsbad and South Texas natural gas gathering systems for the second quarter of 2013 increased by $7 million compared to the second quarter of 2012, which was partially offset by an aggregate $5 million decrease in gross operating margin from our Jonah and Haynesville gathering systems compared to the second quarter of last year.

 Total onshore natural gas pipeline volumes were 13.3 trillion British thermal units per day ("TBtud") for the second quarter of 2013 compared to 13.8 TBtud for the second quarter of 2012.  The increase in natural gas volumes on the Texas Intrastate pipeline was more than offset by an aggregate decrease of 547 BBtud in volumes on the Jonah, Piceance Basin and San Juan gathering systems in the Rocky Mountains and a 231 BBtud decrease on the Haynesville gathering system in North Louisiana.

Onshore Crude Oil Pipelines & Services – Gross operating margin from Enterprise's Onshore Crude Oil Pipelines & Services segment increased $101 million to $197 million for the second quarter of 2013 from $96 million for the second quarter of 2012.  Total onshore crude oil pipeline volumes increased by 420 MBPD, or 58 percent, to a record 1.1 million BPD for the second quarter of 2013 from 725 MBPD for the second quarter of 2012.

Enterprise's South Texas crude oil pipeline system reported a $59 million increase in gross operating margin on a 154 percent, or 162 MBPD, increase in volume compared to the second quarter of last year due to the start-up of our Eagle Ford crude oil pipeline extension, which began operations in June 2012.  Enterprise's share of equity income from the Seaway crude oil pipeline increased by $26 million for the second quarter of 2013 compared to the same quarter of 2012 due to an increase in volumes attributable to capital investments made to reverse the direction of Seaway to enable the delivery of crude oil from the storage hub in Cushing, Oklahoma to the Gulf Coast, which commenced during the second quarter of last year, and the addition of pump stations that increased the pipeline's capacity beginning in the first quarter of 2013.  Enterprise's crude oil marketing business reported a $12 million increase in gross operating margin due to a mark-to-market gain on certain financial instruments that economically hedge pipeline basis differentials and higher sales volumes.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $40 million for the second quarter of 2013 compared to $38 million for the same quarter of 2012.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $13 million for the second quarter of 2013 compared to $17 million for the second quarter of 2012 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 296 BBtud for the second quarter of 2013 compared to 380 BBtud in the second quarter of 2012.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 720 BBtud for the second quarter of 2013 compared to 907 BBtud in the second quarter of 2012.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $23 million for the second quarter of 2013 compared to $20 million for the second quarter of 2012.  Total offshore crude oil pipeline volumes increased 9 percent to 311 MBPD in the second quarter of 2013 versus 285 MBPD in the same quarter of 2012.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased to $163 million for the second quarter of 2013 from $157 million for the second quarter of 2012.

Enterprise's refined products pipelines and related services business reported gross operating margin of $49 million for the second quarter of 2013 compared to $18 million for the second quarter of 2012.  This increase in gross operating margin was largely due to the recognition of $24 million of deferred revenue associated with a rate case settlement (applicable to the period from November 2012 to March 2013) and an increase in intrastate petrochemical and refined products transportation volumes.  Total pipeline volumes for this business were 555 MBPD for the second quarter of 2013 compared to 482 MPBD for the second quarter of 2012.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $43 million for the second quarter of 2013 compared to $51 million for the second quarter of 2012.  This decrease was primarily due to higher maintenance expenses associated with an unplanned outage at the octane enhancement plant during the second quarter of 2013 as well as an increase in the amortization of annual turnaround expenses for the facility.  The octane enhancement plant lost 11 days of production in the second quarter of 2013 and 10 days of production in July 2013 due to the unplanned outage.  The plant returned to full operations on July 28, 2013.  Total plant production volumes were 18 MBPD in the second quarter of 2013 compared to 20 MBPD for the second quarter of 2012.

Enterprise's butane isomerization business reported gross operating margin of $27 million in the second quarter of 2013 compared to $25 million in the second quarter of 2012 primarily due to higher fees.  Butane isomerization volumes during the second quarter of 2013 were 97 MBPD compared to 100 MBPD in the second quarter of 2012.

The partnership's propylene business reported gross operating margin of $26 million for the second quarter of 2013 compared to $43 million for the second quarter of 2012 primarily due to lower sales margins.  Propylene fractionation volumes were 71 MBPD for the second quarter of 2013 compared to 73 MBPD in the second quarter of 2012.  Related propylene pipeline volumes were 114 MBPD for the second quarter of 2013 compared to 120 MBPD for the second quarter of 2012.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin in the second quarter of 2013 compared to $20 million in the second quarter of 2012.  This decrease in gross operating margin was due to sales of assets since the second quarter of last year, which more than offset an 8 percent increase in gross operating  margin in the marine services business.

Non-GAAP Financial Measure. Our condensed consolidated financial data for the three and six months ended June 30, 2013 and 2012 includes the non-generally accepted accounting principle ("non-GAAP") financial measure of gross operating margin.

We evaluate segment performance based on gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expenses; (2) non-cash asset impairment charges; (3) gains and losses attributable to asset sales and insurance recoveries; and (4) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.

The following table presents a reconciliation of total segment gross operating margin to operating income and further to income before income taxes for the periods indicated (dollars in millions):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Total segment gross operating margin	$1,142.2	$1,033.0	$2,373.3	$2,085.7
Adjustments to reconcile total segment gross operating margin to operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(289.7)	(261.3)	(566.5)	(515.9)
Non-cash asset impairment charges	(27.1)	(9.1)	(38.1)	(14.5)
Gains (losses) attributable to asset sales and insurance recoveries	(5.7)	29.0	58.2	31.5
General and administrative costs	(45.5)	(42.5)	(95.0)	(88.8)
Operating income	774.2	749.1	1,731.9	1,498.0
Other expense, net	(200.5)	(173.4)	(396.5)	(301.2)
Income before income taxes	$573.7	$575.7	$1,335.4	$1,196.8

Recent Commercial Developments - Second Quarter of 2013

Formation of Joint Venture to Own Two New NGL Fractionators at Mont Belvieu Complex

In June 2013, we formed a joint venture, Enterprise EF78 LLC, with Western Gas Partners, LP ("Western Gas"), an affiliate of Anadarko Petroleum Corporation, involving two NGL fractionators that are under construction at our complex in Mont Belvieu, Texas (NGL fractionators seven and eight).  We own 75% of the joint venture's membership interests and consolidate the joint venture.  Western Gas acquired a 25% noncontrolling interest in the joint venture for an initial contribution of $90.2 million.  NGL fractionators seven and eight are expected to begin operations in the fourth quarter of 2013 and, as designed, have a combined fractionation capacity of approximately 170 MBPD of NGLs.

Plans to Develop Refined Products Export Facilities on Texas Gulf Coast

In May 2013, we announced the development of two refined products export facilities, one in Beaumont, Texas and another on the Houston Ship Channel, to meet growing demand for additional refined products export capability on the U.S. Gulf Coast.  Export service at our Beaumont marine terminal is expected to begin during the first quarter of 2014 and initially accommodate Panamax class vessels, followed in mid-2014 by completion of our expanded marine terminal on the Houston Ship Channel, which is being designed to handle up to Aframax class vessels.  Panamax and Aframax class vessels are both medium-sized tanker ships; however, Panamax vessels are designed to be able to transit the existing lock chambers of the Panama Canal.  These new export facilities will complement our existing refined products pipelines, storage and terminal facilities in southeast Texas and enable us to provide customers with improved access to international markets.

Plans to Expand Crude Oil Storage and Distribution Infrastructure Serving Southeast Texas

In May 2013, we announced plans to significantly expand our crude oil storage and distribution infrastructure serving the Southeast Texas refinery market. This planned expansion includes approximately 4.0 MMBbls of combined new crude oil storage capacity at our Enterprise Crude Houston ("ECHO") storage facility and a smaller second facility and 55 miles of associated pipelines to directly connect ECHO with several major refineries in the Southeast Texas market.  The expansion would be completed in phases with final completion expected in the fourth quarter of 2014.

Upon completion, we will be able to provide Southeast Texas refiners with an integrated system featuring supply diversification, significant storage capabilities and a high capacity distribution system that will be connected via pipeline to refineries having an aggregate capacity of approximately 3.6 MMBPD.  In addition, ECHO, which will be expanded to over 6.0 MMBbls of crude oil storage capacity, will have access to our marine terminal at Morgan's Point on the Houston Ship Channel.

Historically, Southeast Texas refineries have been primarily supplied by waterborne imports of crude oil.  With the success of North America producers, crude oil from the Eagle Ford, Permian, Midcontinent, Bakken and Canada are flowing into Southeast Texas and displacing waterborne crude oil imports.  As production from these regions continues to grow, we expect a significant increase in crude oil deliveries to the U.S. Gulf Coast market, which currently lacks sufficient storage capacity and has an inadequate distribution system for handling these varying grades of domestic crude oil.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. press release dated August 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products Holdings LLC, its General Partner

Date: August 1, 2013	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

Exhibit Index

Exhibit No.	Description

99.1	Enterprise Products Partners L.P. press release dated August 1, 2013.